Exhibit 99.1

Novacea Contact:

Paul Laland

Vice President, Corporate Communications

Tel: 650-228-1811

E-mail: laland@novacea.com

NOVACEA ANNOUNCES RESIGNATION OF TWO BOARD MEMBERS

SOUTH SAN FRANCISCO, CA—August 30, 2007—Novacea, Inc. (NASDAQ: NOVC) today reported that two of its founding venture investors, James Blair, Ph.D., of Domain Associates and Jay Moorin of ProQuest Investments, will resign as members of the board of directors in September, 2007. Dr. Blair and Mr. Moorin have been members of the Novacea board since 2001.

“The transition in the constituency of our board of directors is part of the natural evolution of a publicly-traded biotechnology company. Concurrent with this, we will be reducing the size of our board of directors from nine to seven, which is more consistent with industry standards and Novacea’s stage of development. Jim Blair’s and Jay Moorin’s leadership and service over the past six years have made a significant impact on the growth and direction of our company. We wish them both every success in their future endeavors,” said John P. Walker, chairman and interim chief executive officer of Novacea.

About Novacea

Novacea, Inc. is a biopharmaceutical company focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has two product candidates in clinical trials, including Asentar™, which currently is in a Phase 3 clinical trial for androgen-independent prostate cancer, or AIPC, and is the subject of the development and commercialization agreement with Schering-Plough. Novacea’s second product candidate, AQ4N, is a hypoxia-activated prodrug that is currently in a Phase 1b/2a clinical trial in glioblastoma multiforme. More information on any of Novacea’s trials can be found at www.ClinicalTrials.gov.

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Note: Except for the historical information contained herein, the matters set forth in this press release, including statements as to financial guidance, development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: early stage of development; the focus, conduct, enrollment and timing of our clinical trials; regulatory review and approval of product candidates; success or failure of our present and future collaboration agreements; commercialization of products; developments relating to our licensing and collaboration agreements; market acceptance of products; funding requirements; intellectual property protection for our product candidates; competing products and other risks detailed from time to time under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual performance or results may vary materially from any future performance or results expressed or implied by these forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

Novacea is a registered trademark of Novacea, Inc., and Asentar is a trademark of Novacea, Inc. All other trademarks are property of their respective owners.

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